UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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SOLTA MEDICAL, INC.

(Exact name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 24, 2013

Date of Report (date of earliest event reported)

SOLTA MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33123	68-0373593
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

25881 Industrial Boulevard, Hayward, California 94545

(Address of principal executive offices)

(510) 782-2286

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On May 24, 2013, Solta Medical, Inc. (“Solta”) announced that Edward W. Knowlton, M.D. tendered his resignation as a member of registrant’s Board of Directors effective as of May 24, 2013, citing personal reasons. There were no disagreements between Mr. Knowlton and the Company.

The information set forth herein supplements Solta’s Proxy Statement dated April 22, 2013 and furnished to holders of the Company’s common stock in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on June 5, 2013, or any adjournment or postponement thereof.

A press release issued by Solta on May 24, 2013 is furnished herewith as Exhibit No. 99.1 to this Report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Solta Medical, Inc. press release dated May 24, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLTA MEDICAL, INC.

Date: May 24, 2013	By:	/s/ John F. Glenn
John F. Glenn
Chief Financial Officer

Exhibit 99.1

Dr. Edward W. Knowlton Resigns as a Director of Solta Medical, Inc.

Hayward, Calif., May 24, 2013—-Solta Medical, Inc. (NASDAQ: SLTM), a global leader in the medical aesthetics market, today reported Dr. Edward W. Knowlton has resigned as a member of the Company’s Board of Directors effective immediately. Dr. Knowlton is the founder of Thermage, the predecessor company to Solta Medical and had served as a director since 1996.

“On behalf of the entire Board of Directors, as well as our management team, I would like to thank Ed for his tireless dedication to our company and his numerous contributions,” said Stephen J. Fanning, Chairman, President and CEO. “Ed is a pioneer in the medical aesthetics industry having authored numerous patents in the field and written several scientific papers on plastic surgery. We will miss his participation on our Board of Directors.”

“Solta has emerged as the leading innovator in the medical aesthetics industry and is positioned to build returns for our shareholders,” said Dr. Knowlton. “After several years as a member of the Board, I’ve decided that now is an opportune time for me to leave my formal role with Solta. As the Company’s founder, Solta and the team will be always near and dear to me and they can always count on my help whenever I can be of assistance.”

With Mr. Knowlton’s resignation, Solta has seven directors. The Board currently does not intend to add an eighth director.

About Solta Medical, Inc.

Solta Medical, Inc. is a global leader in the medical aesthetics market providing innovative solutions with proven efficacy and safety backed by over 10 years of clinical study and research. The company offers aesthetic energy devices for skin resurfacing and rejuvenation, acne reduction, body contouring and skin tightening, as well as tools and accessories to optimize the latest liposuction techniques. The Solta Medical portfolio includes the well-known brands Thermage®, Fraxel®, Clear + Brilliant®, Liposonix®, Isolaz®, CLARO®, VASERlipo™, VASERshape™, VASERsmooth™, VentX®, PowerX®, TouchView®, and Origins™, which collectively make up a comprehensive platform to address a range of aesthetic skin and body issues. More than two and a half million procedures have been performed with Solta Medical’s products around the world. Solta Medical is headquartered in Hayward, CA with field teams and regional offices worldwide.

CONTACT:
Jack Glenn	Doug Sherk/Jenifer Kirtland
Chief Financial Officer	EVC Group
510-786-6890	415-568-9349